                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and the use of our report dated March 13, 1995, except with respect to the matters described in Note 12, as to which the date is September 6, 1996, with respect to the financial statements of BIS Strategic Decisions as of December 31, 1994 and for the year ended December 31, 1994, the period from December 16, 1993 to December 31, 1993 and the period from January 1, 1993 to December 15, 1993, in the Amendment No. 2 to the Registration Statement on (Form S-1 No. 333-11711) and Related Prospectus of Giga Information Group, Inc.

                                                    Ernst & Young L.L.P.

Boston, Massachusetts

October 22, 1996